Exhibit 21.1
Subsidiaries of Schneider National, Inc.
1. 4488 International Holding Company Limited, a West Indies limited company (Barbados)
2.Fleet Operator Master, Inc., a Wisconsin corporation
3.INS Insurance, Inc., a Vermont corporation
4.Lodeso Inc., a Michigan corporation
5.Packerland Tech Ventures LLC, a Delaware limited liability company
6.Schneider Enterprise Resources, LLC, a Wisconsin limited liability company
7.Schneider Finance, Inc., a Wisconsin corporation
8.Schneider IEP, Inc., a Wisconsin corporation
9.Schneider International Operations, LLC, a Wisconsin limited liability company
10.Schneider Leasing de Mexico S. de R.L de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable
11.Schneider Logistics (Tianjin) Co., Ltd., a Chinese limited company
12.Schneider Logistics Canada, Ltd., a Canadian corporation (Ontario)
13.Schneider Logistics Transloading and Distribution, Inc., a Wisconsin corporation
14.Schneider Logistics Transportation, Inc., a Delaware corporation
15.Schneider Logistics, Inc., a Wisconsin corporation
16.Schneider National Bulk Carriers, Inc., a Delaware corporation
17.Schneider National Carriers, Inc., a Nevada corporation
18.Schneider National Carriers, Ltd., a Canadian corporation (Ontario)
19.Schneider National de Mexico, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable
20.Schneider National Leasing, Inc., a Nevada corporation
21.Schneider Receivables Corporation, a Delaware corporation
22.Schneider Resources, Inc., a Wisconsin corporation
23.Schneider Specialized Carriers, Inc., a North Dakota corporation
24.Schneider TECH Ventures LLC, a Wisconsin limited liability company
25.Schneider Transport, Inc., a Wisconsin corporation
26.Watkins and Shepard Leasing LLC, a Montana limited liability company
27.Watkins and Shepard Trucking, Inc., a Montana corporation